                                                                       EXHIBIT 8

                                     , 1997

Enterprise Systems, Inc.
1400 South Wolf Road
Wheeling, IL 60090-6524
Attn: Glen E. Tullman

       Re:  Agreement of Merger dated March 13, 1997
           Between HBO & Company, HBO & Company of Georgia and Enterprise Systems, Inc.

Ladies and Gentlemen:

    This opinion is being delivered in connection with the Agreement of Merger (the "Merger Agreement"), dated as of March 13, 1997, by and among HBO & Company, a Delaware corporation ("Parent"), HBO & Company of Georgia, a Delaware corporation ("Purchaser"), and Enterprise Systems, Inc., a Delaware corporation ("Acquired Company"). Pursuant to the Merger Agreement, Acquired Company will merge with and into Purchaser (the "Merger"), and Purchaser will be the survivor. This opinion is issued with respect to certain Federal income tax consequences of the Merger. Reference to such opinion is made in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") of Parent and Acquired Company, contained in Part I of the Registration Statement on Form S-4 (the "Registration Statement") to which this opinion appears as Exhibit 8.

    All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to Acquired Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

        1.  The Merger Agreement;

        2.  The Proxy Statement/Prospectus;

        3. Representations made to us by Parent and Purchaser in a letter reproduced as Attachment A hereto;

        4. Representations made to us by Acquired Company in a letter reproduced as Attachment B hereto;

        5. Such other documents, records and matters of law as in our judgment were necessary or appropriate.

    In addition, we have reviewed the form of the opinion of counsel, received by Parent from Parent's counsel with respect to the tax consequences of the proposed transaction.

    In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that original documents (including signatures) are authentic, that documents submitted to us as copies conform to the original documents, and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for Federal income tax purposes:

        1. The Merger will qualify as a reorganization pursuant to Section 368(a) of the Code;

        2. No gain or loss will be recognized by Acquired Company as a result of the consummation of the Merger; and

        3. No gain or loss will be recognized by an Acquired Company stockholder upon the exchange of Acquired Company Common Stock for shares of Parent Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in Parent Common Stock.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

        1. This opinion represents and is based upon our best judgment regarding the application of Federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and we cannot provide assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws as they might relate to this opinion.

        2. This opinion addresses only whether the Merger will qualify as a reorganization under Section 368(a) of the Code and the tax consequences listed above. The opinion does not address any other Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction.

        3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. Moreover, we have assumed that all the transactions described in the Merger Agreement have been or will be consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. In the event that any of these assumptions upon which we have relied is incorrect, this opinion may be adversely affected and be unable to be relied upon.

        4. This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 7.5 of the Merger Agreement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

        5.  We hereby consent to the filing of this opinion as Exhibit 8 to the
    Registration Statement on Form S-4 (File No. 333-     ) filed with the
    Securities and Exchange Commission by Parent and the references to this firm under the headings "Certain Federal Income Tax Consequences" and "Certain Legal Matters" in such Registration Statement.

    Our opinions are based upon our analysis of current case law, provisions of the Internal Revenue Code and Treasury Regulations and Internal Revenue Service rulings which we deem relevant as of this date. All of the foregoing are subject to change, which may be effective retroactively. We have no obligation to advise you of any such changes or their impact on our opinion, if it were issued at the time of such changes.

    A tax opinion is not a guarantee of the tax consequences of a transaction, and the Internal Revenue Service may disagree with our conclusions.

    We are not authorized to practice law in any state other than the State of Illinois. Accordingly, our opinion is limited to matters of the laws of the State of Illinois and federal law.

                                  Very truly yours,
                                  SACHNOFF & WEAVER, LTD.